Exhibit 99.(b)(1)(vii)

EXECUTION COPY

DEAL CUSIP 89147GAA9

REVOLVING LOAN CUSIP 89147GAB7

SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

This Sixth Amendment to Amended and Restated Credit Agreement (the “Amendment”) is made effective as of June 12, 2020, by and among TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the “Borrower”); U.S. BANK NATIONAL ASSOCIATION, a national banking association, BANK OF AMERICA, N.A., and THE BANK OF NOVA SCOTIA (each a “Bank” and, collectively, the “Banks”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as the lender for Swingline Loans (in such capacity, the “Swingline Lender”), as agent for the Banks hereunder (in such capacity, the “Agent”), and as lead arranger hereunder (in such capacity, the “Lead Arranger”). Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement referred to below.

Preliminary Statements

(a)               The Banks and the Borrower are parties to an Amended and Restated Credit Agreement dated as of June 23, 2014, as amended by First Amendment to Amended and Restated Credit Agreement dated as of July 10, 2014, Second Amendment to Amended and Restated Credit Agreement dated as of June 15, 2015, Third Amendment to Amended and Restated Credit Agreement dated as of June 12, 2017, Fourth Amendment to Amended and Restated Credit Agreement dated as of May 29, 2018 and Fifth Amendment to Amended and Restated Credit Agreement dated as of June 12, 2019 (as so amended and as may be further amended, renewed, restated, replaced, consolidated or otherwise modified from time to time, the “Credit Agreement”).

(b)               The Borrower has requested a reduction of the Commitments pursuant to Section 2.4 of the Credit Agreement and has requested certain modifications to the Credit Agreement and the Banks are willing to make such modifications, subject, however, to the terms, conditions and agreements set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Modification to Exhibit A to Reflect Reduction of Commitments. Exhibit A to the Credit Agreement is hereby deleted and is replaced with Exhibit A attached to this Amendment. Borrower acknowledges and agrees that pursuant to Section 2.4(c) of the Credit Agreement, the Commitments, as hereby reduced, may not be reinstated.

2.	Failure to Comply with Covenants; Waiver; Release.

(a)           Covenant Defaults. Borrower has advised the Banks that for the period of time commencing on or about March 24, 2020 and ending on or about April 14, 2020, Borrower failed to be in compliance with the asset coverage compliance requirements set forth in Section 6.1(o) of the Credit Agreement which constitutes an Event of Default under Section 7.1(b) of the Credit Agreement (the “Covenant Defaults”). Borrower has requested that the Banks waive the Covenant Defaults.

(b)           Waiver. Subject to the terms, conditions and restrictions set forth in this Amendment, the Banks waive the Covenant Defaults. For the avoidance of doubt, and notwithstanding anything in this Amendment that is or may appear to be to the contrary, the Banks do not waive any prior Default or Event of Default or any other Default or Event of Default under the Credit Agreement or other Credit Documents. Without limiting the generality of the foregoing, nothing in this Amendment shall waive the Borrower’s obligation to comply with any other covenant under the Credit Agreement, or any other Credit Document or the Borrower’s obligation to comply with Section 6.1(o) of the Credit Agreement at any other time.

(c)           Consents, Waivers and Agreements by the Borrower. By executing this Amendment, the Borrower:

(i)            agrees that nothing in this Amendment shall constitute a waiver of any Default or Event of Default now existing under the Credit Agreement or any other Credit Document (in each case other than the Covenant Defaults), and that nothing in this Amendment shall impose any duty at any time on the Banks to waive any prior Default or Event of Default or any other Default or Event of Default under the Credit Agreement, whether such Default or Event of Default is similar to or different than the Covenant Defaults;

(ii)           agrees that the matters set forth in this Amendment shall not discharge, limit or otherwise impair the obligations or liabilities of the Borrower, and that all obligations of the Borrower are enforceable against the Borrower in accordance with the terms of the Credit Agreement and the other Credit Documents; and

(iii)          represents and warrants that (i) no Default or Event of Default under the Credit Agreement has occurred and is continuing or would exist after giving effect to this Amendment, and (ii) the Borrower does not have any defense, counterclaim or offset with respect to the Credit Agreement or the other Credit Documents.

(d)           Release. The Borrower, for and on behalf of itself and its legal representatives, successors and assigns, does waive, release, relinquish and forever discharge the Agent and each Bank, and each of their parents, subsidiaries, and affiliates, its and their respective past, present and future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies and executions of whatsoever kind, nature or description arising on or before the date of this Amendment, including, without limitation, any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Borrower, or its legal representatives, successors or assigns, ever had or now has or may claim to have against any of the Released Parties, with respect to any matter whatsoever, including, without limitation, the Credit Documents, the administration of the Credit Documents, the negotiations relating to the Credit Agreement, this Amendment and the other Credit Documents executed in connection with the Credit Agreement and any other instruments and agreements executed by the Borrower in connection with the Credit Documents or this Amendment, arising on or before the date of this Amendment (collectively, “Claims”). The Borrower acknowledges that it is aware that it may discover facts different from or in addition to those it now knows or believes to be true with respect to the Claims, and agrees that the release contained in this Amendment is and will remain in effect in all respects as a complete and general release as to all matters released in this Amendment, notwithstanding any such different or additional facts. The Borrower agrees not to sue any Released Party or in any way assist any other person or entity in suing a Released Party with respect to any claim released in this Section.

Sixth Amendment to Credit Agreement

3.             Modification of Section 6.1(g) (Notice of Default). The period at the end of Section 6.1(g) is deleted and the following is hereby added in its place: “or, in the case of a default that relates to asset coverage, whether or not such default could reasonably be expected to have a Material Adverse

Effect.”

4.             Modification of Section 6.1(o) (Asset Coverage Compliance). Section 6.1(o) of the Credit Agreement is hereby deleted and is replaced with the following:

(o)           Asset Coverage Compliance. On the last day of each month on which any Loan remains unpaid on such date, the Borrower shall not permit the Asset Coverage (as defined in Section 18(h) of the 1940 Act) to be less than 300%. In addition, at no time during any period in which any Loan remains unpaid shall Borrower’s “Asset Coverage” (as defined in Section 18(h) of the 1940 Act) of senior securities representing indebtedness be less than 200%.

5.	Addition of Defined Terms. The following defined terms are hereby added to Section 1.1 of the Credit Agreement:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Benchmark Replacement” means the sum of: (a) an alternate benchmark rate that has been selected by the Agent in consultation with the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. syndicated credit facilities denominated in Dollars that are substantially similar to the credit facilities under this Agreement and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement under this Agreement of LIBOR with an alternative benchmark rate, for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent in consultation with the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with an alternative benchmark rate by the Relevant Governmental Body and (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with an alternative benchmark rate at such time for U.S. syndicated credit facilities denominated in Dollars that are substantially similar to the credit facilities under this Agreement, which adjustment or method for calculating or determining such spread adjustment pursuant to clause (b) is published on an information service as selected by the Agent from time to time and as may be updated periodically.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with then-prevailing market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement).

Sixth Amendment to Credit Agreement

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to LIBOR:

(a)	in the case of clauses (ii), (iii) or (iv) of Section 3.20(b), the later of:

(i)	the date of the public statement or publication of information referenced therein; and

(ii)	the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR;

(b)	in the case of clause (i) of Section 3.20(b), the earlier of

(i)	the date of the public statement or publication of information referenced therein; and

(ii)           the date specified by the Agent or the Required Banks, as applicable, by notice to the Borrower, the Agent (in the case of such determination and notice by the Required Banks) and the Banks; or

(c)           in the case of clause (v) of Section 3.20(b), the date specified by the Agent or the Required Banks, as applicable, by notice to the Borrower, the Agent (in the case of such determination and notice by the Required Banks) and the Banks.

“Benchmark Transition Event” is defined in Section 3.20(b).

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced hereunder with a Benchmark Replacement, the period (y) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes under this Agreement and the other Credit Documents in accordance with Section 3.20(b) and (z) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes under this Agreement and the other Credit Documents pursuant to Section 3.20(b).

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“LIBOR” means the London interbank offered rate.

Sixth Amendment to Credit Agreement

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

6.            Modification of Existing Definitions. The definitions of “Bail-In Action,” “Bail-In Legislation,” and “Write-Down and Conversion Powers” set forth in Section 1.1 of the Credit Agreement are hereby deleted and are replaced with the following:

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

7.             Addition of New Section 1.5 (LIBOR Notification). The following section is hereby added as new Section 1.5 to the Credit Agreement:

1.5            LIBOR Notification. The interest rate on Libor Loans is determined by reference to the Libor Rate and Daily Reset Libor Rate which are derived from LIBOR. Section 3.20(b) provides a mechanism for (a) determining an alternative rate of interest if LIBOR is no longer available or in the other circumstances set forth in Section 3.20(b); and (b) modifying this Agreement to give effect to such alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or other rates in the definition of Libor Rate and Daily Reset Libor Rate, as applicable, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.20(b), will have the same value as, or be economically equivalent to, the Libor Rate or Daily Reset Libor Rate, as applicable.

Sixth Amendment to Credit Agreement

8.             Deletion of Section 3.15(a) (Market Disruption). Section 3.15(a) of the Credit Agreement is hereby deleted in its entirety and is replaced with the following:

(a) Intentionally Omitted.

9.            Addition of New Section 3.20 (Inability to Determine Rates). The following is hereby added as new Section 3.20 to the Credit Agreement:

3.20	Availability of Types of Borrowings; Adequacy of Interest Rate

(a)           Notwithstanding anything to the contrary in this Agreement or any other Credit Document, if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Banks notify the Agent that the Required Banks have determined, that:

(i)            deposits of a type and maturity appropriate to match fund Libor Loans are not available to such Banks in the relevant market, or

(ii)           the interest rate applicable to Libor Loans for any requested Interest Period or otherwise is not ascertainable or available (including, without limitation, because the applicable Reuters Screen (or on any successor or substitute page on such screen) is unavailable) or does not adequately and fairly reflect the cost of making or maintaining Libor Loans, then the Agent shall suspend the availability of Libor Loans and require any affected Libor Loans to be repaid or converted to Base Rate Loans, subject to the payment of any funding indemnification amounts required by Section 3.15(c).

(b)            Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Credit Document, if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Banks notify the Agent (with a copy to the Borrower) that the Required Banks have determined, that any one or more of the following (each, a “Benchmark Transition Event”) has occurred:

(i)            the circumstances set forth in Section 3.20(a)(ii) have arisen (including, without limitation, a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR described in clause (ii) of this Section 3.20(b) announcing that LIBOR is no longer representative) and such circumstances are unlikely to be temporary,

Sixth Amendment to Credit Agreement

(ii)           ICE Benchmark Administration (or any Person that has taken over the administration of LIBOR for deposits in Dollars that is acceptable to the Agent) discontinues its administration and publication of LIBOR for deposits in Dollars,

(iii)          a public statement or publication of information by or on behalf of the administrator of LIBOR described in clause (ii) of this Section 3.20(b) announcing that such administrator has ceased or will cease as of a specific date to provide LIBOR (permanently or indefinitely); provided that, at the time of such statement, there is no successor administrator that is acceptable to the Agent that will continue to provide LIBOR after such specified date,

(iv)          a public statement by the supervisor for the administrator of LIBOR described in clause (ii) of this Section 3.20(b), the U.S. Federal Reserve System, an insolvency official with jurisdiction over such administrator for LIBOR, a resolution authority with jurisdiction over such administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over such administrator for LIBOR, which states that such administrator of LIBOR has ceased or will cease as of a specific date to provide LIBOR (permanently or indefinitely); provided that, at the time of such statement or publication, there is no successor administrator that is acceptable to the Agent that will continue to provide LIBOR after such specified date; or

(v)           syndicated credit facilities substantially similar to the credit facilities under this Agreement being executed at such time, or that include language substantially similar to that contained in this Section 3.20(b), are being executed or amended, as the case may be, to incorporate or adopt a new benchmark interest rate to replace LIBOR for deposits in Dollars, then the Agent and the Borrower may amend this Agreement to replace the Libor Rate and the Daily Reset Libor Rate with a Benchmark Replacement. Notwithstanding anything to the contrary in Section 9.4(b), any such amendment with respect to a Benchmark Transition Event (A) pursuant to any of clauses (i) through (iv) of this Section 3.20(b) will become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (New York City time) on the fifth Business Day after the Agent has posted such proposed amendment to all Banks and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Banks comprising the Required Banks or (B) pursuant to clause (v) of this Section 3.20(b), will become effective without any further action or consent of any other party to this Agreement on the date that Banks comprising the Required Banks have delivered to the Agent written notice that such Required Banks accept such amendment; provided that, if the notice of a Benchmark Trigger Event pursuant to clause (v) has been provided by the Required Banks and not the Agent and such notice specifies the Benchmark Replacement, then the Banks comprising the Required Banks shall be deemed to have accepted such amendment on the date such amendment has been posted by the Agent to all Banks. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 3.20(b) will occur prior to the date set forth in the applicable amendment.

In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

Sixth Amendment to Credit Agreement

The Agent will promptly notify the Borrower and the Banks of (1) any occurrence of a Benchmark Transition Event (other than pursuant to clause (v) of this Section 3.20(b)), (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Banks pursuant to this Section 3.20(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.20(b).

Upon notice to the Borrower by the Agent in accordance with Section 9.1 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.20(b), (A) any request pursuant to this Agreement that requests the conversion or continuation of any Borrowing may be revoked by the Borrower and if not revoked shall be ineffective and any such Borrowing shall be continued as or converted to, as the case may be, a Base Rate Loan, and (B) any request for a Libor Loan made pursuant to Section 3.7 may be revoked by the Borrower and if not revoked such Loan shall be made as a Base Rate Loan.

10.           Modification of Section 9.18 (Document Imaging, Electronic Transactions and Electronic Signatures). Section 9.18 of the Credit Agreement is hereby deleted in its entirety and is replaced with the following:

9.18     Document Imaging, Electronic Transactions and Electronic Signatures. Without notice to or consent of the Borrower, the Agent and each Bank may create electronic images of any Credit Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Agent and each Bank may convert any Credit Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Agent’s/Bank’s possession constituting an “authoritative copy” under UETA. If the Agent or any Bank agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Credit Document or other document required to be delivered under the Credit Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Agent or any Bank agrees, in its sole discretion, to accept any electronic signatures of any Credit Document or other document required to be delivered under the Credit Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Agent and each Bank may rely on any such electronic signatures without further inquiry. As used in this section, “E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time; “UETA” means the Uniform Electronic Transactions Act as in effect in the State of Kansas, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

Sixth Amendment to Credit Agreement

11. Modification of Section 9.20 (Acknowledgement and Consent to Bail-In of Affected Financial Institutions). Section 9.20 of the Credit Agreement (added by Third Amendment) is hereby deleted and is replaced with the following:

9.20         Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)          a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

12.          Reaffirmation of Credit Documents. The Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Agent and the Banks, as a material inducement to the Agent and each Bank to enter into this Amendment, that (a) the Borrower has no and in any event waives any, defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or the Agent’s or any Bank’s actions or inactions in respect of any of the foregoing, and (b) all representations and warranties made by or on behalf of the Borrower in the Credit Agreement and the other Credit Documents are true and complete in all material respects on the date hereof as if made on the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

13.           Conditions Precedent to Amendment. Except to the extent waived in a writing signed by the Agent and delivered to the Borrower, the Agent and the Banks shall have no duties under this Amendment until the Agent shall have received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:

(a)           Amendment. This Amendment;

(b)           Replacement Notes. A replacement Revolving Credit Note in favor of each Bank;

Sixth Amendment to Credit Agreement

(c)            Secretary’s Certificate. A certificate from the Secretary or Assistant Secretary of the Borrower certifying to the Agent that, among other things, (i) that the resolutions of the board of directors of the Borrower authorizing the Borrower to enter into the transactions described in the Credit Agreement have not been rescinded or otherwise modified and remain in full force and effect as of the date hereof, (ii) the articles of incorporation of the Borrower remain in full force and effect and have not been amended or otherwise modified or revoked since January 15, 2014, and (iii) the Amended and Restated By-laws of the Borrower as delivered to the Agent pursuant to the Secretary’s Certificate dated January 15, 2014, from the Borrower’s secretary remain in full force and effect and have not been amended or otherwise modified or revoked;

(d)           Payment of Amendment/Waiver Fee. Payment to each Bank of an amendment/waiver fee in the amount of $7,500; and

(e)            Additional Items. Such other documents and information as requested by Agent in conjunction with this Amendment.

14.           No Other Amendments; No Waiver of Default. Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms. By entering into this Amendment, the Agent and the Banks are not waiving any Default or Event of Default which may exist on the date hereof.

15.          Expenses/Fees. The Borrower agrees to pay and reimburse the Agent and/or the Banks for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, operation, enforcement and administration of this Amendment, including the reasonable fees and expenses of counsel to the Agent and the Banks.

16.          Counterparts; Fax Signatures. This Amendment and any documents contemplated hereby may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement. This Amendment and any documents contemplated hereby may be executed and delivered by facsimile or other electronic transmission and any such execution or delivery shall be fully effective as if executed and delivered in person.

17.           Governing Law. This Amendment shall be governed by the same law that governs the Credit Agreement.

Sixth Amendment to Credit Agreement

K.S.A. §16-118 Required Notice. This statement is provided pursuant to K.S.A. §16-118: “THIS AMENDMENT TO CREDIT AGREEMENT IS A FINAL EXPRESSION OF THE AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS (AS CREDITORS) AND THE BORROWER (AS DEBTOR) AND SUCH WRITTEN AMENDMENT TO CREDIT AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR ORAL AMENDMENT TO CREDIT AGREEMENT OR OF A CONTEMPORANEOUS ORAL AMENDMENT TO CREDIT AGREEMENT BETWEEN THE BANKS AND THE BORROWER.” THE FOLLOWING SPACE CONTAINS ANY NON-STANDARD TERMS, INCLUDING THE REDUCTION TO WRITING OF ANY PREVIOUS ORAL AMENDMENT TO CREDIT AGREEMENT:

NONE.

The creditors and debtor, by their respective initials or signatures below, confirm that no unwritten amendment to credit agreement exists between the parties:

Creditor: __________ (US Bank)

Creditor: __________ (Bank of Nova Scotia)

Creditor: __________ (Bank of America)

Debtor: ___________

[signature page(s) to follow]

Sixth Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

TORTOISE ENERGY INFRASTRUCTURE CORPORATION,
the Borrower

By:
Name: P. Bradley Adams
Title: Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION,
as Agent and as a Bank

By:
Name:
Title:

THE BANK OF NOVA SCOTIA,
as a Bank

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as a Bank

By:
Name:
Title:

Sixth Amendment to Credit Agreement

EXHIBIT A

(Banks and Commitments)

	Revolving Credit
	Loan	Swingline
Bank	Commitment	Loan	Bank’s Total	Bank’s Pro-Rata
	Amount	Commitment	Commitment	Percentage
		Amount*	Amount
U.S. Bank	$41,538,461.54	$10,000,000	$41,538,461.54	46.153846153846
National Association
The Bank of Nova	$26,307,692.31	0	$26,307,692.31	29.230769230769
Scotia
Bank of America,	$22,153,846.15	0	$22,153,846.15	24.615384615385
N.A.
TOTALS:	$90,000,000.00	$10,000,000	$90,000,000.00	100.000000000000

*	As more particularly described in the Agreement, the Swingline Loan Commitment is a subcommitment under the Revolving Credit Loan Commitments. Accordingly, extensions of credit under the Swingline Loan Commitment act to reduce, on a dollar-for-dollar basis, the amount of credit otherwise available under the Revolving Credit Loan Commitments.

Sixth Amendment to Credit Agreement